Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Gerard P. Cuddy
President and Chief Executive Officer
(215) 864-6000

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES
THE APPOINTMENT OF A CHIEF FINANCIAL OFFICER

PHILADELPHIA, PENNSYLVANIA, June  17, 2010 - Beneficial Mutual Bancorp, Inc. (Nasdaq: BNCL)  (the "Company"), the parent company of Beneficial Bank (the "Bank"), today announced that Thomas D. Cestare has been named Executive Vice President and Chief Financial Officer of both the Company and the Bank.

" We are pleased to welcome Tom to Beneficial.  He brings a strong range of financial experience as well as a solid reputation," said Gerard P. Cuddy, President and Chief Executive Officer of Beneficial Mutual Bancorp, Inc.  "We are confident his skill set and expertise will contribute to Beneficial's continued stability and growth."

Mr. Cestare previously served as Executive Vice President and Chief Accounting Officer of Sovereign Bancorp, Inc., the parent company of Sovereign Bank, headquartered in Reading, Pennsylvania with approximately $83 billion in assets.   During his tenure with Sovereign, Cestare successfully led financial integrations for two major acquisitions; improved operating inefficiencies and helped to restructure Sovereign's balance sheet.  Prior to joining Sovereign in 2005, Cestare was a Partner with the public accounting firm of KPMG LLP.  He began his career in 1990 with Arthur Andersen LLP where he served as Staff Auditor, Audit Manager and Senior Manager.

"I am excited to be joining Beneficial,"  said Mr. Cestare.  "I look forward to furthering Beneficial's 157-year mission of educating customers to do the right thing financially."

Mr. Cestare is a Certified Public Accountant  and received his BS in Accounting from the University of Delaware.

Beneficial Mutual Bancorp, Inc. is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 68 offices in the greater Philadelphia and South Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

This press release may contain projections and other “forward-looking statements” within the meaning of the federal securities laws.  These statements are not historical facts, rather statements based on the current expectations of Beneficial Mutual Bancorp, Inc. regarding its business strategies, intended results and future performances.  Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect actual results include interest rate trends, the general economic climate in the market area in which the Company operates, as well as nationwide, the Company’s ability to control costs and expenses, competitive products and pricing, loan delinquency rates, changes in federal and state legislation and regulation and other factors that may be described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K and other required filings.  These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update any forward-looking statements.